Exhibit 99.1

Hennessy Advisors, Inc. Reports Earnings, Announces Dividend, and Increases Stock Buyback Plan

NOVATO, Calif., Aug. 3, 2022 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) reported results for its third fiscal quarter of 2022, which ended June 30, 2022. The firm also announced a quarterly dividend of $0.1375 per share to be paid on August 31, 2022, to shareholders of record as of August 16, 2022, which represents an annualized dividend yield of 5.3%.*

"While the fear of high interest rates and persistent inflation has weakened investor confidence in the short term, I want to highlight that I do not believe the U.S. is in a prolonged recession. Even in the face of interest rate and inflation hurdles, I feel that the U.S. economy is on a long-term positive trajectory, as consumers continue to spend and the labor market remains relatively robust. Outside the U.S., however, political tension and the Russian and Ukrainian conflict with its negative effect on energy and food sources are slowing down the global economy," said Neil Hennessy, Chairman and CEO.

"While our earnings are down this quarter primarily due to the interest expense related to our bond debt, our cash net of outstanding debt continues to grow. Our dividend remains well covered, and we continue to believe our stock is undervalued. At our most recent board meeting, we voted to increase the shares available for our stock buyback plan," said Teresa Nilsen, President and COO. "We now have over 1,000,000 shares eligible for repurchase in the event that we decide to buy back shares of the company," she added. "We will continue to implement our business model of organic growth and strategic acquisitions, and focus on our shareholders, regardless of the current economic environment."

Summary Highlights (compared to the prior comparable quarter ended June 30, 2021):

  Total revenue of $6.9 million, a decrease of 19%.
  Net income of $1.3 million, a decrease of 42%.
  Fully diluted earnings per share of $0.17, a decrease of 43%.
  Average assets under management, upon which we earn our revenue, of $3.4 billion, a decrease of 17%.
  Total assets under management of $3.2 billion, a decrease of 23%.
  Cash and cash equivalents, net of gross debt, of $17.2 million, an increase of 23%.

	Financial Highlights
	Three Months Ended June 30,		Change
	2022	2021	Amount	Percent
Total Revenue	$ 6,909,032	$ 8,527,229	$ (1,618,197)	-19.0%
Net Income	$ 1,301,132	2,244,115	$ (942,983)	-42.0%
Earnings Per Share (Diluted)	$ 0.17	0.30	$ (0.13)	-43.3%
Weighted Average Number of Shares Outstanding (Diluted)	7,577,134	7,431,925	145,209	2.0%
Mutual Fund Average Assets Under Management	$ 3,439,130,612	4,151,414,945	$ (712,284,333)	-17.2%

	As of June 30,
	2022	2021
Mutual Fund Total Assets Under Management	$ 3,155,565,937	$ 4,117,560,103	$ (961,994,166)	-23.4%
Cash and Cash Equivalents, Net of Gross Debt Balance	$ 17,230,311	$ 14,037,646	$ 3,192,665	22.7%

* Based on the closing stock price of $10.38 on August 2, 2022, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc. Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-looking Statements This press release contains "foward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward-looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward-looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com; 800-966-4354; Hibre Teklemariam, SunStar Strategic, HTeklemariam@sunstarstrategic.com; 703-894-1057